Exhibit 99.1

Press Release

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Rite Aid Appoints Heyward Donigan as Chief Executive Officer

CAMP HILL, PA — August 12, 2019 - Rite Aid Corporation (NYSE: RAD) announced today that the Board of Directors has appointed Heyward Donigan as chief executive officer and a member of the Board, effective immediately. As planned, John Standley will step down from his role as chief executive officer in connection with this announcement.

“Today’s announcement is an important step in positioning Rite Aid for the future, and we are confident that Heyward is the right person to lead the company in capitalizing on the opportunities in the evolving healthcare environment,” said Bruce Bodaken, chairman of Rite Aid’s Board of Directors. “Over the past several months the Rite Aid Board conducted a thorough search, and Heyward’s strong senior executive experience, proven leadership capabilities and consistent track record of driving profitable growth, as well as her broad healthcare knowledge and digital shopping technology expertise set her apart. Her skillset will be invaluable as we work to deliver on the full potential of our business and create additional long-term value for our shareholders, associates, customers and patients.”

“I am deeply honored to have been selected to lead a company with such a strong brand, deep culture and dedicated team of associates. I see tremendous opportunity to revitalize the company’s position as a leader in meeting the health and wellness needs of customers and patients through our store and pharmacy benefit management platforms. I look forward to working with the talented Rite Aid team, as we continue to support the needs of our customers and patients and drive growth, improved performance and shareholder value,” said Donigan.

Bodaken continued, “On behalf of the Board, I want to thank John for his numerous achievements in helping to reshape Rite Aid in the face of an evolving environment during his tenure.  In particular, I want to thank him for his leadership in guiding the Company through some incredibly challenging times. His commitment to facilitating a smooth transition for Rite Aid is greatly appreciated, and we wish him the best in his future endeavors.”

“I’d like to thank our talented Rite Aid team for their dedication and support in taking great care of our customers and patients throughout my tenure,” said Standley. “I have tremendous confidence in this team and I’m excited about the future prospects of this company.”

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Heyward Donigan Biography

Heyward Donigan is a recognized leader with 30 years of experience in all aspects of the healthcare industry. She has a passion for building and developing strong teams to deliver innovative offerings in the market.

Most recently, Donigan served as the president and chief executive officer of Sapphire Digital (formerly Vitals), which designs and develops omnichannel platforms that help consumers choose their best fit healthcare providers. Since 2015, Donigan lead Sapphire Digital’s strategy and operations to record growth and consumer engagement. Prior to Sapphire Digital, Donigan was president and chief executive officer of ValueOptions, then the nation’s largest independent behavioral health improvement company, where she drove innovation through disciplined execution and grew company revenues to over $1 billion. Previously, Donigan served as executive vice president & chief marketing officer at Premera Blue Cross, where she was responsible for driving profitable growth across the individual, small group, mid-market and national account businesses, and helped the company achieve record growth and profits. Earlier in her career, Donigan served as senior vice president of all operations at Cigna Healthcare. She also held executive roles at General Electric, Empire BCBS and U.S. Healthcare, and previously served on the Board of Directors at several public companies, including Kindred Healthcare.

Donigan holds a Master of Public Administration from New York University. She graduated with a Bachelor of Arts in English from the University of Virginia.

Inducement Award

In accordance with New York Stock Exchange Rules, on August 12, 2019, Rite Aid is announcing that Ms. Donigan will be granted an employment inducement award, consisting of a restricted stock award with a grant date fair value equal to $2,000,000 (which will vest in equal annual installments on each of the three successive anniversaries of her commencement date) and nonqualified stock options with a grant date fair value equal to $2,000,000 (which will vest and become exercisable in equal installments on each of the four successive anniversaries of her commencement date).  These awards were approved by Rite Aid’s Compensation Committee of the Board of Directors effective as of August 12, 2019, as “employment inducement awards” under the NYSE Listed Company Manual Rule 303A.08.

About Rite Aid Corporation

Rite Aid Corporation, which generated fiscal 2019 annual revenue of $21.6 billion, is one of the nation’s leading drugstore chains with 2,466 stores in 18 states and pharmacy benefit management (PBM) capabilities through EnvisionRxOptions and its affiliates. At Rite Aid we have a personal interest in our patient’s health and wellness and deliver the products and services they need to lead healthier lives. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.